Exhibit 5.1

Opinion of Greenberg Traurig, P.A.

January 17, 2017

SBA Communications Corporation

8051 Congress Avenue

Boca Raton, Florida 33487

Ladies and Gentlemen:

We have acted as counsel to SBA Communications Corporation, a Florida corporation (“SBA”), in connection with the registration statements on Form S-8 (Nos. 333-166969, 333-155289, 333-69236, 333-139006, each as amended by Post-Effective Amendment No. 1 (such registration statements, including the documents incorporated by reference therein, the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”) on January 17, 2017 relating to the registration of an aggregate of 23,000,000 shares of SBA’s Class A common stock, par value $0.01 per share (the “Shares”) issuable pursuant to the SBA Communications Corporation 2001 Equity Participation Plan, as Amended and Restated on May 16, 2002 (the “2001 Plan”); the SBA Communications Corporation 2008 Employee Stock Purchase Plan, as Amended on May 4, 2011 (the “2008 Purchase Plan”); and the SBA Communications Corporation 2010 Performance and Equity Incentive Plan (the “2010 Plan,” and together with the 2001 Plan and the 2008 Purchase Plan, the “Plans”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

a. the Registration Statements;

b. the Plans;

c. the Articles of Incorporation of SBA, as amended to the date hereof;

d. the Bylaws of SBA, as currently in effect;

e. certain resolutions adopted by the Board of Directors of SBA (the “Board”) relating to the registration of the Shares and related matters; and

f. such corporate records of SBA, certificates of public officials, officers of SBA and other persons, and other documents, agreements and instruments, as we have deemed necessary as a basis for the opinions expressed below.

As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of SBA and documents furnished to us by SBA without independent verification of their accuracy. We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

GREENBERG TRAURIG, P.A.    ∎    ATTORNEYS AT LAW    ∎    WWW.GTLAW.COM

401 East Las Olas Boulevard, Fort Lauderdale, Florida 33301    ∎    Tel: 954.765.0500    ∎    Fax 954.765.1477

January 17, 2017

Based upon the foregoing examination, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by SBA in accordance with the applicable Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

/s/ Greenberg Traurig, P.A.

Greenberg Traurig, P.A.

GREENBERG TRAURIG, P.A.    ∎    ATTORNEYS AT LAW    ∎    WWW.GTLAW.COM